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                                                                     EXHIBIT 5.1

                                                                  March 16, 1995

Silicon Valley Group, Inc.
2240 Ringwood Avenue
San Jose, CA 95131

     RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on March 16, 1995, (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,494,300 shares of your Common Stock (the "Shares") to be sold by certain of your stockholders (the "Selling Stockholders"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares by the Selling Stockholders in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution".

     It is our opinion that the Shares, when sold by the Selling Stockholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part hereof, and any amendments thereto.

                                          Very truly yours,

                                          WILSON, SONSINI, GOODRICH & ROSATI
                                          Professional Corporation